Exhibit 107.1

Calculation of Filing Fee Table

S-8

(Form Type)

GREENIDGE GENERATION HOLDINGS INC.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Issued Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.0001 par value per share	Other (2)	3,076,842	$1.32 (2)	$4,061,431.44 (2)	$110.20 per $1,000,000	$447.57
Total Offering Amounts					$4,061,431.44 (2)		$447.57
Total Fee Offsets							$0.00
Net Fee Due							$447.57

(1)	Represents 3,076,842 shares of Class A common stock, par value $0.0001 (the “Class A Shares”), of Greenidge Generation Holdings Inc. (the “Company”) that are reserved for issuance upon the vesting and exercise of non-qualified stock options granted to David Anderson, the Company’s Chief Executive Officer, and Scott MacKenzie, the Company’s Chief Strategy Officer, as an inducement material to Messrs. Anderson and MacKenzie’s appointments, as described in the accompanying Registration Statement on Form S-8 (the “Inducement Grants”). Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also includes additional Class A Shares in respect of the securities identified in the above table that may become issuable pursuant to the Inducement Grants by reason of any stock dividend, stock split, recapitalization or similar adjustments.

(2)	Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $1.32 per Class A Share.